Exhibit 10.21

CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

EXCLUSIVITY AGREEMENT

This Agreement effective as of 30th day of September, 2011 (the "Effective Date"), is entered into among NuScale Power, LLC and NuScale Holdings Corp. (collectively referred to as the "NuScale"), and Fluor Enterprises, Inc. ("Fluor").

RECITALS

WHEREAS, NuScale is the design company for small modular reactor ("SMR") nuclear steam supply systems ("NSSS"), and NuScale desires to develop, market and pursue the construction and sale of nuclear power production units and facilities based upon its technology (such units and facilities are hereinafter referred to as "Project(s)");

WHEREAS, NuScale desires to pursue the further development of its SMR NSSS design, the plant design and the development of the Projects, which may include a project cost estimate, design and various other engineering, procurement and construction services needed to support such Projects and as further set forth herein;

WHEREAS, NuScale has insufficient funds to continue its on-going business operations and, as a result, Fluor has elected to invest significant funds in NuScale at a critical time (the "Investment");

WHEREAS, in addition to providing the Investment, and as a separate matter, Fluor desires to assist NuScale with the development of the SMR NSSS design and identified Projects and to provide to NuScale engineering, procurement and construction services in connection therewith.

AGREEMENT

NOW, THEREFORE, in consideration of the premises contained herein, the Parties agree as follows:

1.        Scope of Development Services. It is intended that Fluor shall perform for NuScale services under a Master Services Agreement, Exhibit A, as may be amended from time to time, and incorporated herein by reference (the "Fluor Services").

2.        Compensation and Payment. Fluor shall be compensated and paid for the Services in accordance with the terms contained in Exhibit A, thereto.

3.       [**]

4.       [**]

5.        Cooperation It is the intent of Fluor and NuScale to jointly solicit, obtain and execute specifically identified Projects which utilize NuScale's technology and intellectual property (the "NuScale Offerings") and Fluor Services. To that end, NuScale shall keep Fluor informed of potential Projects and clients of which it is aware and which or who may utilize NuScale Offerings and Fluor Services. When an opportunity with a client or a Project advances to the point where a decision regarding execution can be made, the Parties will execute, on mutually agreeable terms and conditions, a Project Execution Agreement (as defined in Section 7 below.)

If and to the extent that a decision to bid and/or execute a specific project has been made, neither Party will take any action inconsistent therewith, and each Party shall use all reasonable efforts to pursue and complete such Project in the manner as set forth in the definitive written Project Execution Agreement and the contract for the Project. Without limiting the generality of the foregoing, NuScale shall not separately bid on, pursue or provide any of the NuScale Offerings in a Project, or with a client, as a prime contractor or sub contractor, or work with any other contractor in connection with the provision of Services that Fluor would otherwise provide as set forth herein. The Parties' combined price to potential clients under a Project Execution Agreement will be the aggregate of each Party's price for its scope of work. The Parties will cooperate in establishing the pricing requirements specified by the client. Each Party shall establish its price, taking into consideration reasonable and customary charges and expenses as well as pricing necessary to be competitive.

Subject to the limitations set forth in this Section 4, in the event the client for any project which is subject to this Agreement expressly indicates its intention to award business to NuScale and refuses to award all or any Services to Fluor, NuScale upon such notification will promptly notify Fluor in writing and give Fluor an opportunity to convince the client to award the Services to both Parties or Fluor, as appropriate. However, in the event the client still rejects Fluor's involvement with a given Project, NuScale may proceed with the Project independently following written notification to Fluor.

NuScale shall use its commercially reasonable efforts to keep Fluor aware of opportunities for involvement in Projects or with clients by Fluor as contemplated by this Agreement.

Except as otherwise provided in this Agreement:

(i)          Fluor and any Fluor Affiliate (as defined below) may from time to time in its sole and absolute discretion (1) have and develop, and may presently or in the future have and develop, investments, transactions, business ventures, contractual, strategic or other business relationships, prospective economic advantages or other opportunities in other businesses, including businesses that are and may be competitive, complementary or similar to any of the Nu Scale Offerings, for Fluor' s own account or for the account of any Fluor affiliate, partnership, joint venture, limited liability company, subsidiary, parent, association or other entity in which Fluor has a direct or indirect interest (a "Fluor Affiliate") (each, a "Business Opportunity") or (2) to direct any such Business Opportunities to any Fluor Affiliate, excepting Business Opportunities which are presented to or of which Fluor becomes first aware based upon a written notification from NuScale;

(ii)         neither Fluor nor any of the Fluor Affiliates will be prohibited by virtue of this Agreement, Fluor's Investments inNuScale or otherwise (including by virtue of Fluor's designation of certain Fluor personnel to serve on the board of directors of anyNuScale entity or as a member of the board of directors or board of managers or other governing body of any ofNuScale) from pursuing and engaging in any such Business Opportunities;

(iii)        Neither Fluor nor any Fluor Affiliate will not be obligated to inform or present NuScale with any such Business Opportunity;

(iv)       NuScale will not have nor acquire nor be entitled to any interest, expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any such Business Opportunity as a result of the involvement therein of Fluor or any Fluor Affiliate;

(v)         Neither Fluor nor any Fluor Affiliate will be obligated to account to NuScale for the profits from any such Business Opportunity; and

(vi)        the involvement of any of Fluor or any Fluor Affiliate in any such Business Opportunity will not constitute a conflict of interest or breach of fiduciary duty by them with respect to NuScale.

Fluor in its sole and absolute discretion may from time to time elect to waive its exclusive right to provide Fluor Services for individual Projects or task orders in which event NuScale shall be permitted to pursue such Projects or task orders using other contractors or parties other than Fluor.

If Fluor refuses to accept a Task Order, or fails to perform an accepted Task Order in accordance with this Agreement, NuScale will be entitled to have that Task Order performed by another party.

6.       Joint Marketing.

The Parties hereto shall be independent and neither is the agent or representative of the other, nor will either Party hold itself out to others as the agent or representative of the other Party. Without limiting the generality of the foregoing, it is understood and agreed that neither Party will utilize Joint Marketing Materials or otherwise identify any joint participation or cooperation between the Parties to any third party unless the other Party specifically approves such use or disclosure.

Unless specifically agreed in writing, neither Party is authorized to make commitments, representations, warranties, or agreements on behalf of the other and each Party agrees that it will not hold itself out as having such authority.

7.       Proposal Preparation and Project Execution Agreement. For agreed upon Project opportunities, Fluor and NuScale shall cooperate in the preparation and submission of proposals to the (potential) client or project for the provision of NuScale Offerings and Fluor Services to Projects. Any such proposal shall be in accordance with the stipulations of the solicitation documents, integrating therein, among other things, the information and data provided by Fluor and NuScale and identifying therein the contributions of Fluor. The Parties shall consult with one another on decisions affecting the content of proposals to be submitted. Each Party shall have the right to review its portion of any proposal, to approve or disapprove sections of the proposal pertaining to its Services and its obligations and responsibilities under the proposal. Both Parties shall be provided with a copy of the proposal for their records.

Fluor and NuScale shall each provide appropriate highly qualified personnel for, and use their commercially reasonable best efforts to support, the preparation of any proposal to be submitted to a (potential) client or Project. The Parties agree to provide such further assistance to one another after the preparation of any proposal as may be reasonably necessary to assist the client in its evaluation of the proposal.

In the event that any proposal submitted jointly or in concert by NuScale and Fluor is successful, the Parties agree to enter into a mutually acceptable definitive written Project Execution Agreement for the performance of the given project which will set forth, among other things, the Parties' preferred method of contracting with the client and each of the Parties' scope of services and financial compensation. Each Project Execution Agreement shall also set forth the Parties' desired limits on the liabilities to be contained in the prime and/or any sub contracts for the Project, including, but not limited to, remedies associated with the following:

a)         Warranties and guarantees;

b)         Indemnifications;

c)         Consequential and indirect damages; and

d)         Other liabilities.

If, despite good faith negotiations with the client, the Parties are unable to reach a mutually acceptable prime or sub contract, or other form of agreement which contains the terms and conditions as set forth in the Project Execution Agreement, then, and in that event, the Parties may either amend or terminate the Project Execution Agreement. Should Fluor or NuScale choose to terminate the Project Execution Agreement, both Parties shall thereafter be precluded from pursuing the Project separately, or in combination with any third party, unless such activity is approved in writing by the other Party.

Each Party shall bear all of its own costs, expenses, risks and liabilities in connection with the activities contemplated in this section.

8.             Information. In performance of the Services, it is understood Fluor will be supplied with certain information and/or data by NuScale and/or others, and Fluor will rely on same. It is agreed the accuracy of such information is not within Fluor's control, and Fluor shall not be liable for its accuracy, nor for its verification, unless this Agreement is modified by mutual agreement to provide for verification by Fluor. Any information delivered by Fluor to NuScale may be used solely by NuScale for the purpose for which such information is intended. NuScale shall not disclosure such information to others without Fluor's prior written consent. NuScale shall indemnify Fluor from third party liability arising from any unintended use or unauthorized disclosure.

9.            Termination. This Agreement shall continue for a period of twenty (20) years after the Effective Date of this Agreement (the "Term") . Thereafter, either party may, with or without cause, terminate the Services at any time upon thirty (30) working days' written notice to the other party. Notwithstanding the foregoing, Fluor may terminate the Agreement at any time in the event Fluor, in its sole and absolute discretion, decides not to proceed with the Agreement. In that case, such termination shall be deemed a termination for convenience.

10.	Relationship.

a.            Nothing in this Agreement shall be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business entity of any kind. Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties, except as may be provided for in any resultant contract or subcontract agreed to between the Parties. The cooperation of the Parties is for the purpose of complementing their respective abilities so that the Client may best achieve the Project objectives.

b.            Each party represents and agrees that no part of the monies advanced by either party as a result of this Agreement shall be paid directly or indirectly to any such agent, official, employee, political party or candidate or to the government of any political party.

c.            The scope of this Agreement is confined solely to the matters described herein, and the provisions hereof shall have no application or effect whatsoever to work which may be performed by Fluor under any other agreement withNuScale, a Client or other Parties. In this connection, it is specifically understood with respect to such work that the terms of such other agreements shall govern and solely apply.

d.            Neither Party shall publicize this Agreement or the fact that the Parties hereto have agreed to cooperate as set forth in this Agreement, or otherwise disclose the business plans of the other Party or any information given to it by the other Party and identified in writing as confidential or proprietary, without the express written permission of the other Party; provided, however, that neither Party shall be precluded from revealing the contents of this Agreement to the (potential) client. The Parties also agree that governmental agencies may compel disclosure of this Agreement, and the Parties shall have the right to discuss this Agreement or aspect hereof as required for public reputation or as otherwise required by law.

e.            The titles or headings of sections of paragraphs of this Agreement are for convenience of reference only and are not intended to interpret, limit or modify the text of such sections or paragraphs.

f.             The primary contact(s) within Fluor in connection with this Agreement and the person designated by Fluor to receive notices hereunder is Chris Tye. The primary contact(s) within NuScale in connection with this Agreement and the person designated to receive notices hereunder on behalf ofNuScale is Scott Bailey. Either Party may change its representative pursuant to this paragraph by written notice to the other Party.

11.           Effect of Waivers. No forbearance, indulgence, or relaxation or inaction by Fluor or NuScale at any time to require performance of any of the provisions of this Agreement shall in any way effect, diminish or prejudice the right of either Fluor or NuScale to require performance of that provision and any waiver or acquiescence of either Fluor or NuScale in any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence in any continuing or succeeding breach of such provision. Waivers and limitations herein shall apply to the officers, employees, agents and affiliates of the Parties.

12.           Force Majeure. Any delays in or failure of performance by Fluor shall not constitute default hereunder if such delays or failures of performance are caused by occurrences beyond the reasonable control of Fluor, including but not limited to: acts of God or the public enemy; expropriation or confiscation; compliance with any order of any governmental authority; changes in law; act of war, rebellion or sabotage or damage resulting therefrom; fires, floods, explosion, accidents, riots; strikes or other concerted acts of workmen, whether direct or indirect; delays in permitting; or any other causes, whether similar or dissimilar, which are beyond the reasonable control of Fluor. In the event such occurrence impacts Fluor's obligations hereunder or causes Fluor to incur additional costs, Fluor's obligations shall be equitably adjusted and it shall be entitled to reimbursement for such additional costs.

13.           Interpretation. The Parties acknowledge and agree the terms and conditions of this Agreement, including but not limited to those relating to allocations of, releases from, exclusions against and limitations of liability, have been freely and fairly negotiated. Each party acknowledges that in executing this Agreement they have relied solely on their own judgement, belief, and knowledge, and such advice as they may have received from their own counsel, and they have not been influenced by any representation or statements made by any other party or its counsel. No provision in this Agreement is to be interpreted for or against any party because that party or its counsel drafted such provision. In the event that any portion or all of this Agreement is held to be void or unenforceable, the Parties agree to negotiate in good faith to amend the commercial and other terms of the Agreement in order to effect the intent of the Parties as set forth in this Agreement. The Parties agree to look solely to each other with respect to performance of this Agreement. Fluor may have portions of the Services performed by its affiliated entities or their employees, in which event Fluor shall be responsible for and NuScale shall look solely to Fluor as if such Services were performed by Fluor hereunder.

This Agreement shall be governed by the laws of Oregon, exclusive of any provisions thereof which reference the laws of other states or jurisdictions. The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the Parties notwithstanding any such termination, cancellation, completion or expiration.

14.           Entire Agreement. This Agreement and the attached Exhibits constitute the complete basis for the Agreement. In the event of a conflict between paragraphs 1 through 14 and the terms of any Exhibit, the terms of paragraphs 1 through 14 shall control. No other representations of any kind, oral or otherwise, have been made. The warranties, obligations, liabilities and remedies of the Parties, as provided herein, are exclusive and in lieu of any others available at law or in equity. Indemnities against, releases from, assumptions of and limitations on liability and limitations on remedies expressed in this Agreement, as well as waivers of subrogation rights, shall apply notwithstanding the fault, negligence (whether active, passive, joint or concurrent), strict liability or other theory of legal liability of the party indemnified, released or whose liability is limited or assumed or against whom remedies have been limited or rights of subrogation have been waived and shall extend to the officers, directors, employees, licensors, agents, partners and related entities of such party and its partners and related entities.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NUSCALE POWER, LLC	FLUOR ENTERPRISES, INC.

/s/ John J. Surina, Jr.

By:	John J. Surina, Jr.	By:	/s/ Carlos M. Hernandez
Title:	Chief Financial Officer	Title:	Senior Vice President
		Name:	Carlos M. Hernandez

NUSCALE HOLDINGS CORP.

/s/ John J. Surina, Jr.

By:	John J. Surina, Jr.
Title:	Chief Financial Officer

[Signature page to Exclusivity Agreement]

EXHIBIT A

MASTER SERVICES AGREEMENT

MASTER SERVICES AGREEMENT

between

NuScale Power, Inc. and Fluor Enterprises, Inc.

Agreement Conditions

This Master Services Agreement (hereafter, "Agreement") between NuScale Power, Inc., a design company for a small, modular nuclear steam generator system (NSSS) (hereinafter referred to as "NuScale" or "Client"), and Fluor Enterprises, Inc., an independent Supplier (hereinafter referred to as "Fluor" or "Supplier").

The "Effective Date" of this Agreement is the date on which the Agreement is fully executed by both parties.

WHEREAS, Fluor's Services as described within this Agreement ("Services") are of mutual interest and benefit to NuScale and to Fluor, and will further the business objectives of NuScale in a manner consistent with its status as a for-profit company and NSSS design organization; and

WHEREAS, Fluor has the capabilities and resources to conduct Services for NuScale within the scope of the services identified in this MSA and individual Task Orders as issued; and

WHEREAS, the Services to be performed under this Agreement may require the development of intellectual property.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Ordering Services. NuScale shall order Services by submitting to Fluor a Task Order ("TO" or "Task Order"). Upon acceptance of the Task Order, Fluor agrees to use commercially reasonable efforts to perform the Services as set forth in the TO in accordance with roles and responsibilities as outlined in the TO. The standard of care applicable to the Services will be the degree of skill and diligence normally employed by others performing the same or similar services. If, during the one year period following the completion of the Services under any particular Task Order it is reasonably determined that Fluor has failed to perform the Services in accordance with those standards, and NuScale has notified Fluor in writing of the failure, Fluor shall perform such corrective services within the original scope of Services as may be necessary to remedy such failure.

2.	Task Orders. The scope of the Services to be provided by Fluor shall be specified in each TO, and shall be based on the pricing under rates established herein in Attachment A .To be effective, each TO must be executed by both parties, at which time such TO will become subject to the terms and conditions of this Agreement, and all associated attachments.

Additional or conflicting contractual terms or conditions including terms and conditions contained in purchase orders or other documents shall be of no force and effect. Fluor shall be compensated and paid in accordance with the terms contained in Attachment A and the applicable TO.

The TO allows for a variety of services to be ordered. A separate Task Order shall be used to order Services for each individual task or project. A TO may be amended to add services by each party endorsing such additional services on each TO. Any other change to the Services ordered, or other terms of the TO that may change the scope, time of performance, or price of the Services will be effective only by the mutual written agreement of the parties.

3.	Agreement Type/Compensation. This Agreement allows for the issuance of Task Orders. Each TO will contain a discrete scope of work, and associated deliverables as applicable and as agreed by the Parties.

4.	Equipment. If the Services are to be provided at NuScale's offices or any of NuScale's other facilities, NuScale agrees to provide access to internet and equipment (if necessary) to permit Fluor to perform the Services ordered in each TO.

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NuScale Contract Number

NP-CO-XXXX-XXX

5.	Insurance. Fluor shall maintain in force during the period that Services are performed Workers' Compensation and Employer's Liability Insurance (limit of one million dollars ($1,000,000) each occurrence) in accordance with the laws of the states having jurisdiction over Fluor's employees who are engaged in the Services. Fluor shall also maintain during such period: Commercial General Liability Insurance and Automobile Liability Insurance (including owned, non-owned or hired vehicles), each covering bodily injury to or death of persons and/or loss of or damage to property of parties other than NuScale in a combined single limit of one million dollars ($1,000,000) for any one occurrence.

6.	Term of Agreement. Unless it is terminated earlier pursuant to Section 13, the term of this Agreement shall be for twenty (20) years from the Effective Date, during which period individual TOs may be initiated. This Agreement may be extended as necessary by written revision, executed by both parties. TOs may allow for completion of work after the end of the term of the Agreement, in which case, the terms of the Agreement will continue in effect with respect to such TO.

7.	Confidential Information. "Confidential Information" means any information concerning the business, operations, assets or trade secrets of a party that is marked as confidential or that a reasonable person would deem confidential, except as otherwise set forth herein. Fluor shall use Confidential Information provided by NuScale only for the purposes described herein or in a TO. All information provided is confidential and may only be given to persons directly connected with administering or enforcing provisions of the Services provided pursuant to a Task Order. Confidential Information shall be used only for the purposes and disclosed only in the method set forth in the governing TO. Confidential Information does not include information which is or becomes available to the public other than in connection with or as a result of Fluor's breach of this Agreement or the applicable TO, is available from another source without restrictions on confidentiality, or is developed independently by Fluor without benefit of the Confidential Information. If Fluor is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information or is otherwise required by law or regulation to disclose Confidential Information, Fluor will immediately, and, if possible, prior to production or disclosure, notify NuScale and provide such information as may be necessary in order to protect NuScale's interests. Fluor's obligations to protect the Confidential Information extend for a period of ten (10) years from date of receipt from the Fluor. NuScale will comply with the same obligations imposed upon Fluor hereunder with respect to the use and disclosure of Fluor Confidential Information.

8.	Work Made for Hire; Reports. Fluor agrees that any reports or other work prepared or originated by Fluor during or within the scope of Fluor's provision of the Services (work product) constitutes "work made for hire" under U.S. Copyright laws and that all rights to such work product specifically created by Fluor in performance of the Services are, excluding any pre-existing intellectual property of Fluor that may be embedded therein, owned by NuScale, unless otherwise specified in an individual TO. Excluding any pre-existing intellectual property of Fluor, Fluor hereby assigns to NuScale its rights, title and interest to such work product. Fluor shall have the right to retain copies and use all such work product provided that no Confidential Information of NuScale is disclosed and that the use of information is approved in writing by the authorized representative of NuScale. For clarity, nothing herein shall restrict Fluor from developing other work similar to the work product or Deliverables or providing services similar to the Services, provided that Fluor remain bound by its confidentiality obligations hereunder.

9.	Ownership of Inventions. Fluor agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, know-how and computer programs, whether or not patentable or copyrightable, and whether or not reduced to practice, conceived or developed during Fluor's engagement by NuScale, and arising out of performance of a TO, either alone or jointly with others, and based upon NuScale's Confidential Information, will be owned exclusively by NuScale, and Fluor hereby assigns to NuScale all of Fluor's right, title and interest in the foregoing. In addition, notwithstanding anything in this Agreement to the contrary, each party shall retain ownership of its pre-existing intellectual property and any improvements thereto or derivatives thereof howsoever developed.

THE INFORMATION IN THIS DOCUMENT IS PROPRIETARY AND CONFIDENTIAL
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NuScale Contract Number

NP-CO-XXXX-XXX

10.	Independent Supplier. Fluor shall be deemed to be and shall be an independent Supplier in its activities under this Agreement. Except as set forth in this Agreement or a TO, NuScale shall not have and shall not exercise any control over the manner and means used by Fluor to perform the Services under this Agreement or a TO.

11.	Publicity. Neither party shall issue any public announcement or news release concerning this Agreement without the written consent of the other.

12.	Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regard to its conflict of laws provisions.

13.	Termination. Termination for Convenience: A Task Order hereunder may be terminated by NuScale for its convenience upon 15 days written notice. In such event, Fluor will be entitled to compensation for the Services competently performed up to the date of termination and reasonable termination expenses as determined at the discretion of NuScale. Fluor will not be entitled to compensation or profit on Services not performed.

Termination for Default: Either party shall have the right to terminate the Agreement for default in the event that the other Party fails to substantially perform any material provisions of this Agreement, or becomes financially or legally incapable of completing the obligations hereunder, and does not correct such failure within a period of seven (7) business days as to compensation or payment, and otherwise within a reasonable period after receipt of notice specifying such failure. In the event of termination of Fluor for default, Fluor will not be entitled to termination expenses.

Regardless of the cause of termination, Fluor shall deliver legible copies of all completed deliverables and all work in progress under a TO, which may include devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, workflows, materials, equipment (such as electronic equipment), documents, and property, including copies and reproductions of all of the aforementioned items belonging to NuScale, its subsidiaries, affiliates, successors and assigns.

Termination under this Article shall be in addition to, and not in lieu of, any other express rights or remedies hereunder, each party may have for breach.

14.	Services. Fluor will perform the Services described in Task Orders which are incorporated into this Agreement by this reference herein. Except for Fluor's obligations under Section 1 of this Agreement, results are provided "as-is", and Fluor makes no representations or warranties, expressed or implied, in regard to the results. Fluor agrees to provide NuScale with the Services, including the delivery of any materials, documentation, software, prototypes, designs specifically created by Fluor in performance of the Services and to be delivered to NuScale pursuant to a TO (the "Deliverables"). As used herein, unless the context otherwise requires, references to the "Services" shall include both the Services and any Deliverables.

Fluor shall comply with such reasonable requests as may be made from time to time by NuScale with respect to the scope and direction of the project and similar matters. All Services shall be performed in a professional manner, with estimated schedules as set forth in Task Orders.

In performance of the Services, it is understood Fluor will be supplied with certain information and/or data by NuScale and/or others, and Fluor will rely on same. It is agreed the accuracy of such information is not within Fluor's control, and Fluor shall not be liable for its accuracy, nor for its verification, unless this Agreement is modified by mutual agreement to provide for verification by Fluor.

THE INFORMATION IN THIS DOCUMENT IS PROPRIETARY AND CONFIDENTIAL
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NuScale Contract Number

NP-CO-XXXX-XXX

15.

Indemnity. Fluor shall hold NuScale harmless against any and all claims, demands and causes of action: (a) for bodily injury to or death of persons or for damage to or destruction of property (other than property of or construction work in progress, for which NuScale assumes responsibility) resulting solely from the negligent physical acts of Fluor while at NuScale's facility; (b) arising from Fluor's gross negligence or willful misconduct in the performance of the Services; or (c) based on any claim that any of Fluor's employees, principals, contractors or subcontractors are employees of NuScale. Except for Fluor's warranty obligation under paragraph 1 above, Fluor's liability under this Agreement shall not exceed the value of the Services then being provided by Fluor under TOs in process but in no event shall be in excess of $10,000,000 in the aggregate; provided, however, the liability cap for violation of Fluor's obligation to protect Confidential Information as set forth in Section 7 of this Agreement, will be $50,000,000; and, to the fullest extent permitted by law, NuScale agrees to release, defend, and hold Fluor harmless from and against any and all further liability arising in any manner from this Agreement and Fluor's performance of the Services. NuScale agrees to waive and shall require its insurers to waive, subrogation against Fluor under any applicable policy of insurance. Except as provided in this Article 15 with respect to liability to third parties, neither party shall be responsible or held liable to the other for indirect, special or consequential damages, including but not limited to loss of profit, loss of investment, loss of product or business interruption, howsoever caused.

16.	Agreement; Modification; Waiver. This Agreement may only be amended, and the observance of provisions hereof may only be waived, in writing signed by the duly authorized representatives of each of the parties. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right power or privilege hereunder. In the event of a conflict between Sections 1 through 30 and the terms of any Attachment, the terms of Sections 1 through 30 shall control, (provided however that the terms of Attachment A shall control and apply in lieu of Sections 1 through 30 as to a TO for secondment). No other representations of any kind, oral or otherwise, have been made. The warranties, obligations, liabilities and remedies of the parties, as provided herein, are exclusive and in lieu of any others available at law or in equity. Indemnities against, releases from, assumptions of and limitations on liability and limitations on remedies expressed in this Agreement, as well as waivers of subrogation rights, shall apply notwithstanding the fault, negligence (whether active, passive, joint or concurrent), strict liability or other theory of legal liability of the party indemnified, released or whose liability is limited or assumed or against whom remedies have been limited or rights of subrogation have been waived and shall extend to the officers, directors, employees, licensors, agents, partners and related entities of such party and its partners and related entities.

The parties agree to look solely to each other with respect to performance of this Agreement. Fluor may have portions of the Services performed by its affiliated entities or their employees, in which event Fluor shall be responsible for and NuScale shall look solely to Fluor as if such Services were performed by Fluor hereunder. The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

17.	Dispute Resolution. The parties agree that any dispute shall be resolved by the parties through confidential mediation or final and binding confidential arbitration. The parties will first attempt to mediate the dispute before a neutral mediator agreed upon by the parties. If mediation is not successful, the dispute will be submitted to final and binding confidential arbitration before a neutral arbitrator agreed upon by the parties. Except as specifically provided herein, the mediation or arbitration shall be governed by the commercial rules of the American Arbitration Association or such other rules as agreed to by the parties with such mediation or arbitration to occur in Portland, Oregon. Each party shall be responsible for its own costs and attorneys' fees relating to mediation and arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution as to this Agreement, recognizing that other contracts or agreements relating to transactions involving the Parties may be subject to other dispute regimes or procedures.

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NuScale Contract Number

NP-CO-XXXX-XXX

Notwithstanding the foregoing, any action brought by either Party under this Agreement or any TO seeking a temporary restraining order, temporary or permanent injunction or decree of specific performance of the terms of this Agreement or any TO may be brought in a court of competent jurisdiction without the obligation to proceed first to mediation or arbitration.

18.	Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable at law, such provision or provisions shall be construed by the appropriate arbitral or judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

20.	Expenditure Notification. Fluor shall notify NuScale in writing when the work performed against any TO has reached seventy-five percent (75%) of an estimate for that TO. This notification shall also include a forecast of any to-go work along with the associated estimate to complete the task.

21.	Invoicing / Accruals. Fluor will submit invoices in a form acceptable to NuScale not more than once each month for Services completed by Fluor during the prior month. Invoices shall be submitted with sufficient documentation as reasonably required, and at a minimum shall be separately numbered and include the Agreement and TO number on the face hereof. [Note: NuScale will have specific requirements re the form of invoice.]

22.	Key Personnel. Fluor will provide qualified personnel to perform the Services. As agreed in a TO, within ten (10) days of execution of each TO or receipt of a written authorization to proceed, Fluor will submit a list of key personnel for its Services, including a designated project manager, if requested by NuScale, and will not change or reassign any of the designated key personnel without good cause or agreement of the Parties.

23.	Authorized Representatives. NuScale will designate a Contract Manager with responsibility for administering the pricing and terms of this Agreement and who shall act as Nu Scale's authorized representative. The only individual authorized to direct Fluor to deviate from the express, written terms of this Agreement is the authorized Contracts Representative. Each TO shall name a point of contact responsible for the work within that TO.

NuScale will designate a Responsible Manager (RM) who will be responsible for the technical aspects of the Agreement and Task Orders. Should Fluor and NuScale's RM disagree over the technical requirements of any TO, such matters should be immediately referred to NuScale's Contract Manager.

24.	Lower-tier Supplier. If any of the Services require the purchase of equipment or materials or the procurement of services, Fluor shall, for the protection of NuScale, demand from all vendors and subcontractors guarantees with respect to such equipment, materials and services, which shall be made available to NuScale to the full extent of the terms thereof. Fluor's liability with respect to such equipment and materials obtained from vendors or services from subcontractors shall be limited to procuring guarantees from such vendors or subcontractors and rendering all reasonable assistance to NuScale as part of the Services for the purpose of enforcing the same.

25.	Permits, Licenses and Fees. Fluor will obtain and pay for all permits and licenses required by law that are required to be held in the name of Fluor for its performance of the Services.

26.	Codes, Laws and Regulations. Fluor will comply with all applicable codes, laws, regulations, standards, and ordinances in force during the term of this Agreement, which apply to Fluor during the period of performance of the Services.

THE INFORMATION IN THIS DOCUMENT IS PROPRIETARY AND CONFIDENTIAL
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NuScale Contract Number

NP-CO-XXXX-XXX

27.	Working Files. Fluor will maintain files containing all deliverable documentation including calculations, assumptions, interpretations of regulations, sources of information, and other raw data required in the performance of this Agreement. Fluor will allow access to or provide copies of the information contained in its working files to NuScale as agreed in a TO.

28.	Changes. The Parties may, by written agreement, make changes, revisions, additions, or deletions (collectively hereinafter called "changes") in the Services requested.

29.	Export Compliance. The Parties agree that U.S. export control laws may govern aspects of the performance of this Agreement, including but not limited to the Export Administration Regulations (EAR) and the International Traffic in Arms Regulation (ITAR). The Parties shall comply with such regulations and shall not engage in any export transactions prohibited by these or other U.S. export laws and regulations.

NuScale shall identify in writing to Fluor any Confidential Information or other information provided to Fluor that is subject to any of the above control laws.

All Work produced by Fluor that is deemed to be export controlled shall be clearly marked with a legend on each page which states "Restricted access and distribution pursuant to U.S. export control laws."

Technical data subject to U.S. export control laws and regulations, as identified by NuScale, shall be used for purposes of this Agreement only. Such data shall not be disseminated elsewhere outside Fluor, either domestically or abroad, without the express written consent of NuScale. The Parties shall jointly implement safeguards to ensure that such dissemination does not occur.

The substance of this clause shall be included in all Agreements at every tier.

THE PARTIES ACKNOWLEDGE AND AGREE THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE BEEN FREELY, FAIRLY AND THOROUGHLY NEGOTIATED. FURTHER, THE PARTIES ACKNOWLEDGE AND AGREE SUCH TERMS AND CONDITIONS, INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WAIVERS, ALLOCATIONS OF, RELEASES FROM, INDEMNITIES AGAINST AND LIMITATIONS OF LIABILITY, WHICH MAY REQUIRE CONSPICUOUS IDENTIFICATION, HAVE NOT BEEN SO IDENTIFIED BY MUTUAL AGREEMENT AND THE PARTIES HAVE ACTUAL KNOWLEDGE OF THE INTENT AND EFFECT OF SUCH TERMS AND CONDITIONS. EACH PARTY ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT THEY RELY SOLELY ON THEIR OWN JUDGMENT, BELIEF, AND KNOWLEDGE, AND SUCH ADVICE AS THEY MAY HAVE RECEIVED FROM THEIR OWN COUNSEL, AND THEY HAVE NOT BEEN INFLUENCED BY ANY REPRESENTATION OR STATEMENTS MADE BY ANY OTHER PARTY OR ITS COUNSEL. NO PROVISION IN THIS AGREEMENT IS TO BE INTERPRETED FOR OR AGAINST ANY PARTY BECAUSE THAT PARTY OR ITS COUNSEL DRAFTED SUCH PROVISION.

THE INFORMATION IN THIS DOCUMENT IS PROPRIETARY AND CONFIDENTIAL
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First Amendment to Exclusivity Agreement

This First Amendment to the Exclusivity Agreement ("Amendment") effective as of the 31st day of July, 2019 (the "Effective Date"), is entered into among NuScale Power, LLC and NuScale Holdings Corp. (collectively referred to as the "NuScale"), and Fluor Enterprises, Inc. ("Fluor"). Each of NuScale and Fluor is a "Party" to this Amendment and both are "Parties" hereto. Capitalized terms not otherwise defined herein have the meaning ascribed in the Exclusivity Agreement.

RECITALS

WHEREAS, on September 30, 2011, the Parties entered into the Exclusivity Agreement (the "Exclusivity Agreement") pursuant to which Fluor agreed to provide NuScale engineering, procurement and construction services to aid development of the NuScale SMR NSSS;

WHEREAS, the Exclusivity Agreement sets forth the business terms that support the business decision by Fluor to make a substantial investment in NuScale;

WHEREAS, to date, Fluor has invested more than $500 million in NuScale, which has been essential for NuScale to develop and license its SMR design;

WHEREAS, pursuant to the Exclusivity Agreement, Fluor has the "exclusive right to provide EPC Services. EPC Services means (a) engineering and other services required for the completion of the standard plant design, (b) engineering and other services required for Project specific design, and (c) those engineering, procurement and construction services typically performed by Fluor or its' direct competitors as part of the development and execution of a Project."

WHEREAS, Fluor desires that NuScale secure investment from investors other than Fluor;

WHEREAS, NuScale has sought investment from strategic investors, that would include a commitment to make investments in NuScale in exchange for the provision of goods and services in support of NuScale development and future deployment of a NuScale Plant;

WHEREAS, to secure a Twenty Million Dollar ($20,000,000) investment commitment (the "Investment Commitment") from Sargent & Lundy, L.L.C. ("S&L") in NuScale, NuScale has asked Fluor to amend the Exclusivity Agreement to permit S&L to perform certain work that is within Fluor's exclusive scope under the Exclusivity Agreement;

WHEREAS, on May 20, 2019, NuScale and S&L signed a memorandum of understanding (the "MOU") pursuant to which S&L agreed to make the Investment Commitment in exchange for S&L performing the standard plant design for the NuScale Plant; and

WHEREAS, Fluor is amenable to amending the Exclusivity Agreement to secure the S&L investment to the extent described in this Amendment.

NuScale Confidential, Proprietary Class 3

NOW, THEREFORE, in consideration of the premises contained herein, the Parties agree as follows:

AGREEMENT

1.	Contingent on execution of definitive agreements for the S&L Investment Commitment and initial funding installment of the Investment Commitment by S&L (the ''Initial Funding"), the Parties agree that NuScale may enter into an agreement with S&L pursuant to which S&L will be the architect engineer for the NuScale Plant standard plant design.

2.	So long as S&L makes the Initial Funding and subsequent fundings (collectively, the "Fundings") as required by the MOU, and those Fundings commitments are captured in definitive agreements executed by NuScale and Sargent & Lundy, Fluor's exclusive right to perform the NuScale Plant standard plant design shall be waived; provided, however, Fluor shall continue to provide constructability reviews, procurement and similar support for the NuScale Plant standard plant design work and such continued Fluor work will not prevent Sargent & Lundy from performing its standard plant design work.

3.	Should S&L fail to make the Fundings as required by the MOU, then this Amendment and waiver of exclusivity contained herein shall be null and void.

4.	Except as expressly set forth herein, this Amendment shall not otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Exclusivity Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[signature page follows]

NuScale Confidential, Proprietary Class 3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first set forth above.

NuScale Power, LLC	Fluor Enterprises, Inc.

By:	/s/ John Hopkins	By:	/s/ Ray Barnard

Name:	John Hopkins	Name:	Ray Barnard

Title:	Chief Executive Officer	Title:	EVP, Systems & Supply Chain

Date:	2019,07,26	Date:	7-25-2019

NuScale Confidential, Proprietary Class 3

Second Amendment to Exclusivity Agreement

This Second Amendment to the Exclusivity Agreement (“Amendment”) effective as of the 26th day of March, 2021 (the “Effective Date”), is entered into among NuScale Power, LLC and NuScale Holdings Corp. (collectively referred to as the “NuScale”), and Fluor Enterprises, Inc. (“Fluor”). Each of NuScale and Fluor is a “Party” to this Amendment and both are “Parties” hereto. Capitalized terms not otherwise defined herein have the meaning ascribed in the Exclusivity Agreement.

RECITALS

WHEREAS, on September 30, 2011, the Parties entered into the Exclusivity Agreement (the “Exclusivity Agreement”) pursuant to which Fluor agreed to provide NuScale engineering, procurement and construction services to aid development of the NuScale SMR NSSS;

WHEREAS, the Exclusivity Agreement sets forth the business terms that support the business decision by Fluor to make a substantial investment in NuScale;

WHEREAS, to date, Fluor has invested more than $500 million in NuScale, which has been essential for NuScale to develop and license its SMR design;

[**]

WHEREAS, NuScale is amenable to amending the Exclusivity Agreement accordingly.

NOW, THEREFORE, in consideration of the premises contained herein, the Parties agree as follows:

AGREEMENT

1.	The Parties agree that the Term, as defined in Article 9 of the Exclusivity Agreement, shall be and hereby is extended until 31 March 2041, which Term may be further extended by mutual agreement, acting reasonably.

2.	Except as expressly set forth herein, this Amendment shall not otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Exclusivity Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first set forth above.

NuScale Power, LLC	Fluor Enterprises, Inc.

By:	/s/ John Hopkins	By:	/s/ Al Collins

Name:	John Hopkins	Name:	Al Collins

Title:	Chief Executive Officer	Title:	Group President, Corporate Development & Sustainability

Date:	03/29/2021	Date:	03/29/2021